Exhibit 99.1
Fiscal 2005 revenues before reimbursements on a geographic basis reflect minor reclassifications of intercompany eliminations. These reclassifications did not affect total revenues, revenues by operating group, or revenues by type of work. The reclassified quarterly revenues before reimbursements by geography are as follows:

	For the Three Months Ended
	November 30, 2004		February 28, 2005		May 31, 2005		August 31, 2005		Fiscal 2005
	As reported	Revised	As reported	Revised	As reported	Revised	As reported	Revised	As reported	Revised
Revenues before reimbursements:
Americas	$1,542	$1,554	$1,542	$1,572	$1,723	$1,746	$1,835	$1,858	$6,642	$6,730
EMEA(1)	1,918	1,909	1,996	1,970	2,086	2,067	1,806	1,789	7,806	7,735
Asia Pacific	270	267	275	271	270	266	284	278	1,099	1,082

Total	$3,730	$3,730	$3,813	$3,813	$4,079	$4,079	$3,925	$3,925	$15,547	$15,547

Increase in US$:
Americas	3%	4%	3%	5%	5%	7%	22%	24%	8%	10%
EMEA(1)	24%	23%	27%	25%	17%	16%	9%	8%	19%	18%
Asia Pacific	23%	21%	22%	20%	2%	0%	10%	8%	14%	12%
Total	14%	14%	15%	15%	11%	11%	15%	15%	14%	14%
Increase (decrease) in local currency:
Americas	3%	4%	2%	4%	4%	6%	20%	22%	7%	9%
EMEA(1)	12%	12%	17%	16%	10%	9%	9%	8%	12%	11%
Asia Pacific	19%	18%	15%	14%	0%	(2)%	6%	4%	9%	8%
Total	9%	9%	10%	10%	7%	7%	14%	14%	10%	10%

(1)	EMEA includes Europe, the Middle East and Africa.